Filed Pursuant to Rule 424(b)(3)

Registration No. 333-287599

PROSPECTUS SUPPLEMENT NO. 10

(to prospectus dated effective March 27, 2026)

Medicus Pharma Ltd.

64,911 Common Shares Issuable upon the Exercise of Warrants

This prospectus supplement amends and supplements the prospectus dated effective March 27, 2026, as supplemented or amended from time to time (the "Prospectus"), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-287599). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 16, 2026 (the "Form 8-K"). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares and warrants, with an exercise price of $4.64 and expiration date of November 15, 2029 (the "Public Warrants"), are listed on The Nasdaq Capital Market ("Nasdaq") under the symbols "MDCX" and "MDCXW," respectively. On October 15, 2026, the last reported sales prices of the common shares and Public Warrants were $3.43 and $0.20, respectively.

We are an "emerging growth company" under applicable Securities and Exchange Commission rules and are eligible for reduced public company disclosure requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" beginning on page 7 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

None of the Securities and Exchange Commission, any state securities commission or the securities commission of any Canadian province or territory has approved or disapproved of the securities offered by this prospectus supplement or the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 16, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2026

MEDICUS PHARMA LTD.
(Exact name of registrant as specified in its charter)

Ontario	001-42408	98-1778211
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 Conshohocken State Road, Suite 200
Conshohocken, Pennsylvania, United States 19428
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (610) 540-7515

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common shares, no par value	MDCX	NASDAQ Capital Market
Warrants, exercisable for common shares	MDCXW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders

Medicus Pharma Ltd. (the "Company") effected a 1-for-50 share consolidation (the "Share Consolidation") of the Company's issued and outstanding common shares, no par value (the "Common Shares") by filing Articles of Amendment (the "Articles of Amendment") with the Ontario Ministry of Public and Business Service Delivery on October 12, 2026. The Share Consolidation and Articles of Amendment became effective on October 12, 2026 and the Common Shares began trading on a post-Share Consolidation basis on The Nasdaq Capital Market on October 12, 2026.

On June 3, 2026, the Company held its Annual General and Special Meeting of Shareholders (the "Meeting"). At the Meeting, the Company's shareholders approved the Share Consolidation for up to a maximum ratio of 1-for-50, such ratio and the implementation and timing of such Share Consolidation to be determined by the Company's board of directors (the "Board") at its sole discretion. On September 24, 2026, the Board unanimously approved the Share Consolidation at a ratio of 1-for-50 Common Shares.

As a result of the Share Consolidation, every 50 Common Shares issued and outstanding were automatically consolidated into one new Common Share. The Share Consolidation did not modify any rights or preferences of the Common Shares. Proportionate adjustments were made to the exercise or conversion prices and the number of Common Shares underlying the Company's outstanding equity awards, convertible securities and warrants, as well as to the number of Common Shares issued and issuable under the Company's equity incentive plans. The Common Shares issued pursuant to the Share Consolidation remain fully paid and non-assessable.

No fractional shares were issued in connection with the Share Consolidation. Any fractional shares resulting from the Share Consolidation were automatically rounded down to the nearest whole Common Share and cash was paid in lieu for such fractional shares. Ownership percentages did not meaningfully change as a result of rounding down the fractional shares. Similarly, no fractional shares will be issued on the exercise of the Company's outstanding equity awards, convertible securities and warrants, except as otherwise expressly specified in the documents governing such stock options, awards or rights.

The foregoing description of the Articles of Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Articles of Amendment, which is filed herewith as Exhibit 3.1 and incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 of this Current Report on Form 8-K with respect to the Articles of Amendment is incorporated by reference into this Item 5.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate and Articles of Amendment, effective October 12, 2026
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEDICUS PHARMA LTD.

By:	/s/ Raza Bokhari
Name:	Dr. Raza Bokhari
Title:	Executive Chairman and Chief Executive Officer

Dated: October 16, 2026